FOR:   Analysis & Technology, Inc.

                             APPROVED BY:Elaine Grimsell Beckwith
                                                   Analysis & Technology, Inc.
                                                   (860) 599-3910, ext. 2630
 FOR IMMEDIATE RELEASE
                                                   Noreen D. Centracchio
                                                   Anteon Corporation
                                                   (703) 246-0380

                                CONTACT:   Cheryl Schneider
                                                   Michael McMullan -- Press
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600


        ANALYSIS & TECHNOLOGY, INC. TO BE ACQUIRED BY ANTEON CORPORATION

     NORTH STONINGTON, CT, March 8, 1999 -- Analysis & Technology, Inc. (Nasdaq:
AATI), and Anteon Corporation announced today that they have entered into a definitive merger agreement under which Anteon will acquire all of the outstanding shares of Analysis & Technology for $26.00 a share and Analysis & Technology will become a wholly owned subsidiary of Anteon.

     Anteon Corporation, based in Fairfax, Virginia, is a privately held corporation that provides information technology, systems engineering and technology solutions to customers throughout the United States and internationally. Analysis & Technology is a leading developer of engineering technologies and Web-based training solutions.

     The transaction is conditioned on the approval of the holders of two-thirds of Analysis & Technology's common stock as well as on customary regulatory approvals and other closing conditions. Anteon has arranged for financing necessary for completion of the transaction from CS First Boston and from Anteon's majority shareholder, Caxton-Iseman Capital, Inc., a New York-based investment firm. Analysis & Technology has approximately four million shares outstanding on a fully diluted basis. The merger is expected to close by June 30, 1999.

     Gary P. Bennett, Chairman and CEO of Analysis & Technology said, "I'm delighted to announce this transaction with Anteon. This action will substantially increase the capability base with which we serve Analysis & Technology's customers. It will also enable us to accelerate our growth plans and provide employees with additional opportunities to enhance their talents and growth potential."

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AATI: ANALYSIS & TECHNOLOGY, INC. TO BE ACQUIRED BY ANTEON CORPORATION
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     Joseph M. Kampf, President and CEO of Anteon said, "The acquisition of
Analysis & Technology is a major milestone in our corporate strategy of building a multi-million dollar company offering complete technology-based solutions to our customers. The synergy and compatibility of our corporate cultures is impressive. Like Anteon, Analysis & Technology is a solutions-oriented company with a well-deserved reputation for innovation and superior client satisfaction."

     CS First Boston acted as financial advisor to Anteon Corporation. Quarterdeck Investment Partners is financial advisor to Analysis & Technology.

     Analysis & Technology, Inc. creates technology-based solutions through engineering and information technologies. Its subsidiary, Interactive Media Corp., creates technology and Web-based training using leading-edge multimedia technologies.

     Anteon Corporation provides information technology, systems engineering, and technology management solutions to over 400 clients located throughout the United States and internationally.

     Information in this news release includes statements that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Additional information and discussion concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Analysis & Technology, Inc.'s fiscal year 1998 Annual Report to Shareholders, and in the Company's Form 10-K Annual Report. Copies of these documents may be obtained at no charge by calling Elaine Beckwith, Investor Relations Manager, at 860-599-3910, extension 2630.

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